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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

            Date of Report (Date of earliest reported) June 15, 2007

                     DIGITAL LEARNING MANAGEMENT CORPORATION
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             (Exact name of registrant as specified in its charter)


           DELAWARE                 000-26293               20-1661391
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(State or other jurisdiction      (Commission            (IRS Employer
      of incorporation)           File Number)         Identification No.)

680 Langsdorf Drive, Suite 203  Fullerton, California       92831
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(Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code: (310) 921-3444


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          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On June 15, 2007, Digital Learning Management Corporation ("Digital") entered into an Amended Exchange Agreement with Changchun Yongxin Dirui Medical Co., Ltd, a China corporation ("Yongxin") and all of the shareholders of Yongxin.

     In accordance with the Amended Exchange Agreement, and subject to certain preconditions to Closing, including the completion of an approximate 1:12 reverse split, appropriate shareholder consents, the filing of necessary disclosures with the Securities and Exchange Commission, and the settlement of certain debt, Digital agreed to issue 21,000,000 shares of newly issued common stock and 5 million shares of Series A Preferred Stock to the Yongxin shareholders or their designees, representing, immediately following closing, 79% of the total issued and outstanding shares of common stock and voting rights of approximately 85% of the total voting rights of the Company.

     Digital would remain a wholly owned operating subsidiary of the Company following Closing. As a result of the numerous preconditions to Closing, a Closing date has not been set, although, it is anticipated that such closing will take place in July, 2007.

     Neither Digital nor any of its officers or directors has a prior relationship with Yongxin, its shareholders or its officers or directors.

     A copy of the Amended Exchange Agreement is attached hereto as Exhibit
10.01 and incorporated into this Item 1.01 in its entirety by reference.

ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

     On May 25, 2007, the Company Board of Directors approved the filing of a Certificate of Designation, Preferences and Rights of the Terms of the Series A Preferred Stock with the state of Delaware, which certificate of designation designated 5,000,000 shares of Series A Preferred Stock. The Company intends to issue the stock in accordance with and upon the Closing of the Amended Share Exchange Agreement.

     Each share of series A convertible preferred stock entitles the holder thereof to six (6) votes at any meeting of shareholders or any action by written consent of shareholders.

     The holder of any share or shares of Series A Convertible Preferred Stock shall have the right, at its option, (i) at any time hereafter (except that upon any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series A Convertible Preferred Stock) to convert, in each of the three succeeding periods as set forth herein, any such shares of Series A Convertible Preferred Stock into such number of fully paid and nonassessable shares of Common Stock on a six (6) for one (1) basis subject to the limitations herein. No more than 1,666,666 of the Series A Convertible Preferred Stock may be converted in each of the three periods following the date hereof. The conversion formula is conditioned on the Corporation earning no less than 3 million dollars of net income in for the fiscal year end March 31, 2008; $4 million dollars of net income in the fiscal year end March 31, 2009 and $5 million dollars of net income in the fiscal year end March 31, 2010. In the event that in any of the three fiscal years, the Corporation earns less than required net income amounts for conversion, then the conversion right shall be proportionately reduced by the amount of the shortfall below the required net income amount, with the "catch-up" right to convert additional shares to the extent that the net income exceeds 3 million; 4 million and 5 million dollars in each of the three consecutive years. In no event shall this conversion right allow for the conversion of the Series A Preferred Stock into more than 6 common shares for each share of Series A Preferred Stock over the course of the aforementioned three calendar years. The net income requirements shall be based upon an audit of the revenues for each fiscal year. All conversions shall be made within 30 days of the completion of such audit.

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     The Series A Convertible Preferred Stock shall not earn or be entitled to any dividends until the right to convert has expired. Beginning upon the date of expiration of such conversion rights, each share of issued and outstanding Series A Convertible Preferred Stock shall be entitled to a preferential dividend at the rate of ten cents ($.10) per annum. Dividends on the Series A Convertible Preferred Stock shall accrue on the dates stated above and shall be paid from time to time as determined by the Board of Directors when and if such payment is legally acceptable in accordance with the Delaware General Corporations Law, and shall be in preference to and have priority over dividends upon the Common Stock and all other shares junior to the Series A Convertible Preferred Stock.

ITEM 9.01.    FINANCIAL STATEMENTS AND EXHIBITS.
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     (d) Exhibits. The following exhibits are being furnished herewith:

          3.01 Certificate of Designation, Preferences and Rights of the Terms of the Series A Preferred Stock

          10.01  Amended Exchange Agreement


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2007                    DIGITAL LEARNING MANAGEMENT CORPORATION
                                       By: /s/Craig Nagasugi
                                       Name: Craig Nagasugi
                                       Title: Chief Executive Officer